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                                                                    EXHIBIT 99.1


[CVD LETTERHEAD]

                                                         FOR FURTHER INFORMATION
                                                      CONTACT STEPHEN KROLL, CFO
                                                                  (949) 457-9546

A.      FOR IMMEDIATE RELEASE

        1.      CARDIOVASCULAR DYNAMICS

                    ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                            RADIANCE MEDICAL SYSTEMS


Irvine, California -- Thursday, November 5, 1998 -- CardioVascular Dynamics, Inc. (Nasdaq: CCVD) (CVD) today announced it signed a definitive merger agreement with Radiance Medical Systems, Inc. whereby CVD will acquire all of the remaining outstanding shares of Radiance stock which it does not already own.

The total value of the CVD Common Stock to be issued to the Radiance Stockholders at closing will be approximately $7 million. Assuming all product development milestones are met on scheduled dates, no options are exercised and there is no adjustment upon registration of the CVD Common Stock with the SEC, in accordance with the formula below, an additional amount of approximately $6.9 million of CVD Common Stock will be issued to Radiance Stockholders. The merger is subject to CVD and Radiance stockholder approval, the execution of employment and noncompetition agreements, regulatory approvals and other customary closing conditions. An independent committee comprised of disinterested individuals on the board of directors of CVD has voted unanimously in favor of the merger. CVD anticipates that the transaction will be completed in the first quarter of 1999.

Under the terms of the merger agreement, CVD will pay the stockholders of Radiance $3.00 for each share of Radiance Preferred Stock and $2.00 for each share of Radiance Common Stock. In addition, Radiance stockholders may receive product

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development milestone payments of up to $2.00 for each share of Radiance Series
A Preferred Stock and up to $3.00 for each share of Radiance Common Stock based on the achievement of certain events including regulatory approvals, and an additional adjusted payment upon the registration for resale of the CVD Common Stock with the Securities and Exchange Commission. Such milestone payments may increase by up to 30% percent by early achievement and may decrease or be eliminated by late achievement or non-achievement of such milestones.

Holders of Radiance Common Stock will receive CVD Common Stock for their shares. Holders of Radiance Series A Preferred Stock will receive CVD Common Stock and, at CVD's option may receive up to 30% of the aggregate payment in cash. In addition, all outstanding stock options of Radiance shall accelerate and vest immediately prior to the closing of the merger and, to the extent not exercised, shall be assumed by CVD and converted into an option, at the same exercise price, to purchase $2.00 worth of CVD Common Stock. Option holders shall also receive up to $3.00 per share in milestone payments, when and if paid to holders of Radiance Common Stock, subject to adjustment as described above. CVD has agreed to register for resale the shares of CVD Common Stock issued to the holders of Radiance stock and options.

The merger agreement is subject to certain collar provisions. By December 15, 1998 each Radiance stockholder must elect to receive, as the value of CVD Common Stock to be issued as part of the merger consideration, either: (i) the Average Closing Price, which shall be the average of the closing prices for CVD Common Stock for the twenty trading days preceding the closing, or (ii) $3.33 (the average of the closing prices of CVD Common Stock for the twenty days preceding the signing of the definitive merger agreement), subject to certain collar provisions. For those Radiance stockholders electing the second alternative, if the Average Closing Price is greater than $5.00, the value of CVD Common Stock shall be the Average Closing Price as

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adjusted by multiplying the Average Closing Price by $3.33 divided by $5.00; if the Average Closing Price is less than $2.00, the value of CVD Common Stock shall be the Average Closing Price as adjusted by multiplying the Average Closing Price by $3.33 divided by $2.00. The value of CVD Common Stock to be issued as milestone payments shall be the average of the closing prices for CVD Common Stock for the twenty trading days preceding the date of achievement of the applicable milestone.

Radiance Medical Systems, Inc. develops radiotherapy catheter delivery systems for the site-specific delivery of radiation to prevent reoccurrence following interventional treatment of atherosclerosis.

CVD develops peripheral and coronary stents, coronary stent delivery systems, balloon dilatation catheters for coronary and peripheral vascular use, site-specific drug delivery catheters, and vascular access products.



The shares of CVD Common Stock issuable to the Radiance stockholders will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Except for historical information contained herein, this Press Release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties. Actual results may be affected by, among other things, risks and uncertainties related to the negotiation and execution of acquisition documents, the failure to obtain requisite approval, new product development and introduction cycles, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by CVD or third parties, introduction of competitive products, third party reimbursement and physician training, and other risk factors and matters set forth in the Company's Form 10-K for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

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